FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer 219-513-5150
Jerry A. Weberling, Executive Vice President and CFO    219-513-5103

CFS Bancorp, Inc. Reports Fourth Quarter and 2011 Financial Results

MUNSTER, IN - February 6, 2012 - CFS Bancorp, Inc. (the Company), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the Bank), today reported a net loss of $(12.6) million, or $(1.17) per share, for the fourth quarter of 2011, compared to net income of $918,000, or $.09 per diluted share, for the fourth quarter of 2010. The Company's unaudited net loss for the year ended December 31, 2011 was $(10.5) million, or $(.98) per share, compared to net income of $3.5 million, or $.32 per diluted share for 2010. The loss for the fourth quarter and year ended December 31, 2011 was primarily related to a $12.5 million provision for loan losses, a non-cash charge of $6.3 million related to a valuation allowance the Company recorded for a portion of its deferred tax assets, and the $1.4 million retirement compensation expense as a result of the retirement of the former Chairman and Chief Executive Officer in December 2011.

Financial results for the quarter also include:

w	Non-performing assets decreased to $64.7 million compared to $76.5 million at September 30, 2011 primarily due to loan charge-offs;

w	Non-performing loans to total loans decreased to 6.41% from 8.18% at September 30, 2011 and 7.44% at December 31, 2010;

w	Gross charge-offs for the fourth quarter of 2011 totaled $17.4 million, of which $7.9 million had been previously reserved;

w
Core deposits increased to $597.4 million, which is 61.1% of total deposits, compared to $596.8 million, or 60.5% of total deposits, at September 30, 2011 and $539.3 million, or 57.0% of total deposits, at December 31, 2010;

w	Net interest margin was 3.38% in the fourth quarter of 2011 compared to 3.39% in the third quarter of 2011 and 3.49% in the fourth quarter of 2010; and

w	The Bank's risk-based capital ratio decreased to 12.65% from 13.57% at September 30, 2011 and 13.32% at December 31, 2010.

Chief Executive Officer's Comments

“Our fourth quarter was challenging, but we made good progress in addressing asset quality issues, and our highest priority remains reducing non-performing assets,” said Daryl D. Pomranke, Chief Executive Officer. “The receipt of updated appraisals, which reflect the continued decrease in property values as a result of the current economic conditions, as well as additional information we obtained about the borrowers, the guarantors, or the operations of the property securing the loan, negatively impacted our analysis of

CFS Bancorp, Inc. - Page 2

specific loans reviewed for impairment in the current quarter. We believe, however, that we will be able to restructure some of these loans based upon their current, albeit lower, cash flow streams, and with demonstrated compliance with the modified terms over time, be able to return these loans to performing status. We expect further improvement in our credit quality indicators as we progress through 2012.”

“We continue to examine our cost structure and look for opportunities to work more effectively and efficiently. As a result of our ongoing review, a decision was made to close our Bolingbrook and Orland Park, Illinois offices as of March 31, 2012. This decision was based on our analysis that showed a low probability of achieving the targeted goals we believed were necessary to justify their continued operation,” added Pomranke. "In addition, our Voluntary Early Retirement Offering, implemented during the first quarter of 2012, will result in the Company incurring additional early retirement expenses in the first quarter of 2012, but allow us to achieve further staffing efficiencies and cost reductions in the long term."

“We continue to have consistently good core deposit growth as a result of the partnership between our Retail and Business Banking teams and expect continued growth with a new checking deposit acquisition marketing program targeting both retail and business clients starting in the first quarter,” continued Pomranke. “Business loan originations in 2011 exceeded the 2010 levels, and we believe, based on early indications, that 2012 will meet or exceed 2011 levels.”

Progress on Strategic Growth and Diversification Plan

The Company continues to focus its efforts on reducing the level of non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the loan to other real estate owned where we can take control of and liquidate the underlying collateral. The Company's ratio of non-performing loans to total loans decreased to 6.41% at December 31, 2011 from 8.18% at September 30, 2011 and 7.44% at December 31, 2010, primarily as a result of decreases in non-accruing non-owner occupied commercial real estate, commercial construction and development, and commercial participation loans and an increase in charge-offs and transfers to other real estate owned during the quarter. The ratio of non-performing assets to total assets declined to 5.63% at December 31, 2011 from 6.55% at September 30, 2011 and 6.85% at December 31, 2010, primarily due to the aforementioned reduction in non-accruing loans and the impact of a larger balance sheet from December 31, 2010. See the Asset Quality table in this press release for more detailed information.

Non-interest expense for the fourth quarter of 2011 increased to $10.9 million from $9.2 million for the third quarter of 2011 and from $9.3 million for the fourth quarter of 2010. The increase was primarily related to the retirement compensation expense of $1.4 million in connection with the retirement of the former Chairman of the Board and Chief Executive Officer, Thomas F. Prisby. Excluding the retirement compensation expense, non-interest expense for the fourth quarter was stable at $9.5 million compared to $9.2 million for the third quarter of 2011 and $9.3 million for the fourth quarter of 2010.

The Company remains focused on reducing non-interest expense. The implementation in 2011 of a hiring freeze and realignment of the retail banking center structure into three regions down from four has had a positive impact. The number of full-time equivalent (FTE) employees at December 31, 2011 was 303, down from 311 at September 30, 2011 and 322 at December 31, 2010. Additional FTE reductions are expected due to the planned outsourcing of certain activities currently performed internally as well as the other planned expense reduction initiatives noted above including the branch closings and Voluntary Early Retirement Offering. In late December 2011, the Bank filed the required notice with its primary regulator

CFS Bancorp, Inc. - Page 3

that it intends to close its Bolingbrook and Orland Park branches effective March 31, 2012 and transfer those client relationships to the Darien and Tinley Park banking centers, respectively.

The Company continues to target specific segments in its loan portfolio for growth, including commercial and industrial, owner occupied commercial real estate, and multifamily, which in the aggregate comprised 53.0% of the commercial loan portfolio at December 31, 2011, compared to 52.2% at September 30, 2011 and 50.7% at December 31, 2010. The Company's focus on deepening relationships with clients continues to emphasize core deposit growth. Total core deposits as a percentage of total deposits increased to 61.1% at December 31, 2011 from 60.5% at September 30, 2011 and 57.0% at December 31, 2010. The Bank implemented a new High Performance Checking (HPC) deposit acquisition marketing program during the first quarter of 2012 to further enhance its growth in core deposits and related fee income as well as to provide additional cross-selling opportunities.

Pre-tax, Pre-Provision Earnings, As Adjusted1

The Company's pre-tax, pre-provision earnings, as adjusted, increased to $2.8 million for the fourth quarter of 2011 from $2.7 million for the third quarter of 2011 and $2.2 million for the fourth quarter of 2010. The pre-tax, pre-provision earnings, as adjusted, for the fourth quarter of 2011 compared to the third quarter of 2011 was favorably impacted by increased gains on the sale of loans receivable combined with a decrease in compensation and employee benefits expense, primarily due to the reversal of incentive compensation expense accruals and the FTE employee reductions.

Net Interest Income and Net Interest Margin

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands)
Net interest margin	3.38%	3.39%	3.49%
Interest rate spread	3.29	3.30	3.38
Net interest income	$8,966	$8,849	$8,925
Average assets:
Yield on interest-earning assets	4.04%	4.12%	4.45%
Yield on loans receivable	4.72	4.82	5.00
Yield on investment securities	3.12	2.93	3.64
Average interest-earning assets	$1,053,452	$1,036,064	$1,015,374
Average liabilities:
Cost of interest-bearing liabilities	.75%	.82%	1.07%
Cost of interest-bearing deposits	.66	.73	.95
Cost of borrowed funds	2.10	2.28	2.63
Average interest-bearing liabilities	$931,800	$922,049	$910,765

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

CFS Bancorp, Inc. - Page 4

The Company's net interest margin was stable at 3.38% for the fourth quarter of 2011 compared to 3.39% for the third quarter of 2011 and decreased 11 basis points from 3.49% for the fourth quarter of 2010. Net interest income was $9.0 million for the fourth quarter of 2011 compared to $8.8 million for the third quarter of 2011 and the fourth quarter of 2010. The net interest margin continued to be negatively impacted by the Bank's higher levels of liquidity due to strong core deposit growth, modest loan demand, and elevated level of non-performing assets. The increase in yields on investment securities during the fourth quarter of 2011 was related to purchases of securities with large discounts and the additional related accretion income as well as an increase in yields related to the Bank's overall investment securities portfolio. In addition, the level of the Bank's non-performing loans continues to negatively affect the yield on loans receivable. The Bank's net interest margin was positively affected by a seven basis point decrease in the cost of interest-bearing liabilities from the third quarter of 2011 and a 32 basis point decrease compared to the fourth quarter of 2010.

Interest income totaled $10.7 million for the fourth quarter of 2011 and was stable compared to $10.7 million for the third quarter of 2011 and decreased 5.7% from $11.4 million for the fourth quarter of 2010. The fluctuations are primarily related to the Bank reinvesting its proceeds from sales and maturities of investment securities in lower yielding investments and maintaining higher levels of short-term liquid investments due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment and modest loan demand.

Interest expense decreased 6.8% to $1.8 million for the fourth quarter of 2011 compared to $1.9 million for the third quarter of 2011 and 27.9% from $2.5 million for the fourth quarter of 2010. The Bank's success in growing low cost core deposits and continued disciplined pricing on new and renewing certificates of deposit at lower interest rates contributed to the decrease in interest expense during the fourth quarter of 2011 compared to the third quarter of 2011 and the fourth quarter of 2010.

Non-Interest Income and Non-Interest Expense

Non-interest income decreased $776,000, or 23.4%, to $2.5 million for the fourth quarter of 2011 compared to the third quarter of 2011 primarily due to decreases of $493,000 in net gains on sales of investment securities, $203,000 in net gains on sales of other real estate owned, and $109,000 in service charges and other fees, partially offset by an increase in gain on the sale of mortgage loans of $122,000. Excluding the gains on sales of investment securities and other real estate owned, non-interest income was relatively stable compared to the third quarter of 2011.

Non-interest income increased $209,000, or 9.0%, from $2.3 million for the fourth quarter of 2010 primarily due to recording a gain on the sale of other real estate owned of $63,000 in the current quarter compared to the loss of $168,000 recorded in the fourth quarter of 2010.

Non-interest expense for the fourth quarter of 2011 increased 18.6% and 17.4%, respectively, to $10.9 million compared to $9.2 million for the third quarter of 2011 and $9.3 million for the fourth quarter of 2010. The increase during the fourth quarter of 2011 was primarily due to the retirement compensation expense of $1.4 million incurred as a result of the retirement of the Company's former Chairman of the Board and Chief Executive Officer. Excluding this expense, non-interest expense for the fourth quarter would have totaled $9.5 million, which represents a 3.6% increase from the third quarter of 2011 and a 2.6% increase from the fourth quarter of 2010.

Compensation and employee benefits for the fourth quarter of 2011 decreased $499,000 from the third quarter of 2011 and $458,000 from the fourth quarter of 2010 primarily due to the reversal of accrued

CFS Bancorp, Inc. - Page 5

incentive compensation expense as a result of the net loss for the quarter coupled with a decrease in overall compensation expense due to a lower number of FTE employees. Net other real estate owned related expense increased during the fourth quarter, primarily due to $724,000 of additional valuation allowances recognized on certain other real estate owned properties. This increase resulted from updated appraisals received during the fourth quarter as well as a reduction in the sales price of a land development project acquired in the foreclosure of a commercial participation loan. Other non-interest expense in the fourth quarter of 2011 included the write-off of $305,000 of construction-in-progress costs related to future branch sites that were transferred in accordance with regulatory rules to other real estate owned during the first quarter of 2011 as the Bank has decided to not utilize the parcels for their original planned use. The former future branch land parcels in Olympia Fields and Bolingbrook, along with the current Bolingbrook office, are currently listed for sale with no additional loss expected.

Income Tax Expense

During the current quarter, the Company's income tax expense totaled $638,000, which included a $6.3 million valuation allowance related to a portion of its deferred tax assets. Based on the results of its regular assessment of the ability to realize its deferred tax assets, the Company concluded that, based on all available evidence, both positive and negative, approximately $6.3 million of its deferred tax assets did not meet the "more likely than not" threshold for realization as of December 31, 2011. Although realization of the remaining net deferred tax assets of $16.3 million is not assured, management believes it is more likely than not that all of the recorded deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during tax loss carryforward periods are reduced.

Asset Quality

	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands)
Non-performing loans (NPLs)	$45,587	$59,335	$54,492
Other real estate owned	19,091	17,195	22,324
Non-performing assets (NPAs)	$64,678	$76,530	$76,816

Allowance for loan losses (ALL)	$12,424	$17,186	$17,179
Provision for loan losses for the quarter ended	12,542	2,673	825
Loans charged off:
Current period net charge-offs	$9,364	$2,526	$1,131
Previously established specific reserves	7,940	—	—
Net charge-offs for the quarter ended	$17,304	$2,526	$1,131

NPLs / total loans	6.41%	8.18%	7.44%
NPAs / total assets	5.63	6.55	6.85
ALL / total loans	1.75	2.37	2.34
ALL / NPLs	27.25	28.96	31.53

Total non-performing loans decreased 23.2% to $45.6 million at December 31, 2011 from $59.3 million at September 30, 2011 and 16.3% from $54.5 million at December 31, 2010. The ratio of non-performing loans to total loans decreased to 6.41% during the quarter compared to 8.18% at September 30, 2011 and 7.44% at December 31, 2010, primarily due to charge-offs recorded during the quarter. During

CFS Bancorp, Inc. - Page 6

the fourth quarter of 2011, non-performing loans decreased primarily due to $17.4 million of gross charge-offs and $2.9 million of transfers to other real estate owned, which were offset by $6.3 million of loans transferred to non-accrual status. The $17.4 million of charge-offs included $7.9 million of previously established specific reserves, a $2.9 million charge-off on a $4.4 million commercial construction and land development loan which was based on the receipt of a new bulk sale appraisal value during the quarter, and a $1.6 million charge-off on a $1.9 million commercial non-owner occupied loan secured by an office building based on an updated appraisal.

The provision for loan losses increased to $12.5 million for the fourth quarter of 2011 compared to $2.7 million for the third quarter of 2011 and $825,000 for the fourth quarter of 2010. The increase during the fourth quarter of 2011 was primarily related to higher levels of loan charge-offs and the related impact on the historical loss experience factors utilized in the allowance for loan losses methodology.

The ratio of the allowance for loan losses to total loans decreased to 1.75% at December 31, 2011 compared to 2.37% and 2.34%, respectively, at September 30, 2011 and December 31, 2010, primarily due to the charge-off of $7.9 million of previously established specific reserves during the quarter as new information obtained for these non-performing loans indicated they should be considered collateral dependent loans. When it is determined that a non-performing collateral-dependent loan has a collateral shortfall, management immediately charges-off the collateral shortfall. As a result, the Company is not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral). As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans have been negatively affected by cumulative partial charge-offs of $15.1 million recorded through December 31, 2011 on $18.2 million (net of charge-offs) on non-performing collateral dependent loans.

During the fourth quarter, the Bank sold $560,000 of other real estate owned, recognizing pre-tax net gains on the sales of $63,000. The Bank currently has contracts on five separate other real estate owned properties which should reduce non-performing assets by an additional $1.3 million during the first quarter of 2012 with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contractual terms.

Balance Sheet and Capital

	12/31/2011	9/30/2011	12/31/2010
	(Dollars in thousands)
Assets:
Total assets	$1,148,950	$1,168,481	$1,121,676
Interest-bearing deposits	59,090	84,344	37,130
Investment securities	250,752	232,804	214,302
Loans receivable, net of unearned fees	711,226	725,467	732,584

Liabilities and Equity:
Total liabilities	$1,045,702	$1,053,726	$1,008,748
Deposits	977,424	986,441	945,884
Borrowed funds	54,200	56,115	53,550
Shareholders' equity	103,248	114,755	112,928

CFS Bancorp, Inc. - Page 7

Loans Receivable

	12/31/2011		9/30/2011		12/31/2010
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$85,160	12.0%	$83,569	11.5%	$74,940	10.3%
Commercial real estate - owner occupied	93,833	13.2	100,244	13.8	99,435	13.6
Commercial real estate - non-owner occupied	188,293	26.5	193,267	26.7	191,998	26.2
Commercial real estate - multifamily	71,876	10.1	70,129	9.7	72,080	9.8
Commercial construction and land development	22,045	3.1	22,635	3.1	24,310	3.3
Commercial participations	12,053	1.7	16,739	2.3	23,594	3.2
Total commercial loans	473,260	66.6	486,583	67.1	486,357	66.4
Retail loans:
One-to-four family residential	181,698	25.6	181,025	25.0	185,321	25.3
Home equity lines of credit	52,873	7.4	53,953	7.4	56,177	7.7
Retail construction and land development	1,022.1		1,299.2		3,176.4
Other	2,771.4		3,007.4		2,122.3
Total retail loans	238,364	33.5	239,284	33.0	246,796	33.7
Total loans receivable	711,624	100.1	725,867	100.1	733,153	100.1
Net deferred loan fees	(398)	(.1)	(400)	(.1)	(569)	(.1)
Total loans receivable, net of unearned fees	$711,226	100.0%	$725,467	100.0%	$732,584	100.0%

Loan fundings during the three months ended December 31, 2011 totaled $32.7 million compared to loan fundings of $20.3 million for the three months ended September 30, 2011 and $30.6 million for the three months ended December 31, 2010, reflecting an increase in loan demand during the current year period. The Bank's business banking pipeline continues to improve. Loan fundings during the fourth quarter of 2011 were offset by loan payoffs and repayments of $16.2 million, transfers to other real estate owned totaling $2.9 million, and gross charge-offs of $17.4 million.

Through the execution of our Strategic Growth and Diversification Plan and our focus on lending to small- to medium-sized businesses, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance. The Company's targeted growth segments within the loan portfolio, including commercial and industrial, commercial real estate - owner occupied, and multifamily commercial real estate, increased to 53.0% of the commercial loan portfolio at December 31, 2011 compared to 50.7% at December 31, 2010. Commercial participations decreased $4.7 million, or 28.0%, to $12.1 million compared to $16.7 million at September 30, 2011 and $11.5 million, or 48.9%, compared to $23.6 million at December 31, 2010. The decrease in participation loans is primarily due to charge-offs and transfers to other real estate owned during the quarter and year to date period.

During the fourth quarter of 2011, the Bank sold $10.3 million of conforming one-to-four family fixed-rate mortgage loans to Fannie Mae and recorded a gain on sale of $188,000.

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Deposits

	12/31/2011		9/30/2011		12/31/2010
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$96,321	9.9%	$106,476	10.8%	$90,315	9.5%
Interest-bearing	175,150	17.9	172,007	17.4	149,948	15.9
Money market accounts	192,593	19.7	185,906	18.9	177,566	18.8
Savings accounts	133,292	13.6	132,378	13.4	121,504	12.8
Core deposits	597,356	61.1	596,767	60.5	539,333	57.0
Certificates of deposit accounts	380,068	38.9	389,674	39.5	406,551	43.0
Total deposits	$977,424	100.0%	$986,441	100.0%	$945,884	100.0%

The Bank strives to grow deposits through many channels including enhancing its brand recognition within its communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding its experienced sales team accountable for growing deposits and relationships. The decrease in non-interest bearing deposits during the fourth quarter of 2011 is primarily due to the loss of deposits related to a large business client exiting bankruptcy and moving their primary banking relationship to one of the equity participant-subsidiary banks. Since December 31, 2010, the Bank has increased its core deposits by $58.0 million, or 10.8%, and core deposits at December 31, 2011 represent 61.1% of total deposits compared to 57.0% at December 31, 2010. Increasing core deposits is reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.

Borrowed Funds

	12/31/2011	9/30/2011	12/31/2010
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$14,334	$16,175	$13,352
FHLB advances	39,866	39,940	40,198
Total borrowed funds	$54,200	$56,115	$53,550

Borrowed funds decreased during the fourth quarter of 2011 primarily due to decreased borrowings from repurchase agreements, which will fluctuate depending on the client's liquidity levels.

Shareholders' Equity

Shareholders' equity at December 31, 2011 decreased $11.5 million to $103.2 million from $114.8 million at September 30, 2011, and decreased $9.7 million from $112.9 million at December 31, 2010. The decrease in shareholders' equity during the fourth quarter of 2011 was primarily related to the net loss for the quarter, partially offset by the $1.2 million decrease in accumulated other comprehensive loss.

At December 31, 2011, the Company's tangible common equity was $103.2 million, or 8.99% of assets, compared to $112.9 million, or 10.07% of assets at December 31, 2010. At December 31, 2011, the Bank's core and risk-based capital ratios exceeded “minimum” and “well capitalized” regulatory capital requirements.

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Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. The Bank has 22 full-service banking centers throughout adjoining markets in Chicago's Southwest suburbs and Northwest Indiana. The Company's website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and our Strategic Growth and Diversification Plan, the level and sufficiency of our current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, our efforts at deepening client relationships, increasing our levels of core deposits, lowering our non-performing asset levels, managing and reducing our credit-related costs, increasing our revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, our ability to sell other real estate owned properties, levels of provision for and the allowance for loan losses, amounts of charge-offs, levels of loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, the interest rate environment, and other risk factors identified in the Company's filings it makes with the Securities and Exchange Commission. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or that are not historical or current facts, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances. Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements. The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.

# # #

SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 10

CFS BANCORP, INC.
Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income:
Loans receivable	$8,625	$8,871	$9,179	$35,315	$37,682
Investment securities	2,015	1,794	2,053	7,894	8,605
Other interest-earning assets	94	80	146	495	483
Total interest income	10,734	10,745	11,378	43,704	46,770

Interest expense:
Deposits	1,464	1,602	2,032	6,736	8,374
Borrowed funds	304	294	421	1,117	1,813
Total interest expense	1,768	1,896	2,453	7,853	10,187
Net interest income	8,966	8,849	8,925	35,851	36,583
Provision for loan losses	12,542	2,673	825	17,114	3,877
Net interest income (expense) after provision for loan losses	(3,576)	6,176	8,100	18,737	32,706

Non-interest income:
Service charges and other fees	1,154	1,263	1,284	4,667	5,114
Card-based fees	520	520	469	2,035	1,867
Commission income	36	100	28	259	168
Net gain (loss) on sale of:
Investment securities	265	758	233	1,715	689
Loans held for sale	188	76	178	330	178
Other real estate owned	63	266	(168)	2,562	(154)
Income from bank-owned life insurance	180	216	191	812	893
Other income	128	121	110	471	481
Total non-interest income	2,534	3,320	2,325	12,851	9,236

Non-interest expense:
Compensation and employee benefits	4,319	4,818	4,777	19,423	18,705
Net occupancy expense	677	706	735	2,818	2,832
FDIC insurance premiums and regulatory assessments	483	481	660	2,121	2,551
Professional fees	354	309	433	1,385	2,283
Furniture and equipment expense	449	436	426	1,802	1,973
Data processing	433	424	438	1,740	1,754
Marketing	244	213	262	914	781
Other real estate owned related expense, net	906	614	127	4,123	1,483
Loan collection expense	244	117	160	714	638
Severance and retirement compensation expense	1,375	—	17	1,375	545
Other general and administrative expenses	1,409	1,068	1,240	4,702	4,230
Total non-interest expense	10,893	9,186	9,275	41,117	37,775

Income (loss) before income tax expense (benefit)	(11,935)	310	1,150	(9,529)	4,167
Income tax (benefit) expense	638	(84)	232	945	707

Net income (loss)	$(12,573)	$394	$918	$(10,474)	$3,460

Basic earnings (loss) per share	$(1.17)	$.04	$.09	$(.98)	$.33
Diluted earnings (loss) per share	$(1.17)	$.04	$.09	$(.98)	$.32

Weighted-average common and common share equivalents outstanding:
Basic	10,699,996	10,693,724	10,662,792	10,684,133	10,635,939
Diluted	10,742,480	10,753,386	10,719,886	10,740,602	10,705,814

CFS Bancorp, Inc. - Page 11

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	December 31, 2011	September 30, 2011	December 31, 2010

ASSETS
Cash and amounts due from depository institutions	$32,982	$33,421	$24,624
Interest-bearing deposits	59,090	84,344	37,130
Cash and cash equivalents	92,072	117,765	61,754

Investment securities available-for-sale, at fair value	234,381	218,417	197,101
Investment securities held-to-maturity, at cost	16,371	14,387	17,201
Investment in Federal Home Loan Bank stock, at cost	6,188	8,638	20,282

Loans receivable, net of unearned fees	711,226	725,467	732,584
Allowance for loan losses	(12,424)	(17,186)	(17,179)
Net loans	698,802	708,281	715,405

Loans held for sale	1,124	839	—
Investment in bank-owned life insurance	36,275	36,095	35,463
Accrued interest receivable	3,011	2,908	3,162
Other real estate owned	19,091	17,195	22,324
Office properties and equipment	17,539	18,053	20,464
Net deferred tax assets	16,273	17,708	17,923
Prepaid expenses and other assets	7,823	8,195	10,597
Total assets	$1,148,950	$1,168,481	$1,121,676

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$977,424	$986,441	$945,884
Borrowed funds	54,200	56,115	53,550
Advance payments by borrowers for taxes and insurance	4,275	5,868	4,618
Other liabilities	9,803	5,302	4,696
Total liabilities	1,045,702	1,053,726	1,008,748

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued; 10,874,668, 10,877,015, and 10,850,040 shares outstanding	234	234	234
Additional paid-in capital	187,030	187,023	187,164
Retained earnings	72,683	85,365	83,592
Treasury stock, at cost; 12,548,638, 12,546,291, and 12,573,266 shares	(154,773)	(154,766)	(155,112)
Accumulated other comprehensive loss, net of tax	(1,926)	(3,101)	(2,950)
Total shareholders' equity	103,248	114,755	112,928
Total liabilities and shareholders' equity	$1,148,950	$1,168,481	$1,121,676

CFS Bancorp, Inc. - Page 12

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

			December 31, 2011	September 30, 2011	December 31, 2010

Book value per share			$9.49	$10.55	$10.41
Tangible book value per share			9.49	10.55	10.41
Shareholders' equity to total assets			8.99%	9.82%	10.07%
Core capital ratio (Bank only)			8.26	8.87	9.07
Total risk-based capital ratio (Bank only)			12.65	13.57	13.32
Common shares outstanding			10,874,668	10,877,015	10,850,040
Employees (FTE)			303	311	322
Number of full service banking centers			22	22	22

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Average Balance Data:
Total assets	$1,161,928	$1,150,149	$1,135,865	$1,146,118	$1,105,333
Loans receivable, net of unearned fees	724,562	730,524	728,849	728,811	747,768
Investment securities	253,061	239,655	220,489	249,953	208,450
Interest-earning assets	1,053,452	1,036,064	1,015,374	1,032,346	995,864
Deposits	979,320	972,486	946,431	973,641	905,935
Interest-bearing deposits	875,221	871,637	848,079	873,494	813,799
Non-interest bearing deposits	104,099	100,849	98,352	100,147	92,136
Interest-bearing liabilities	931,800	922,049	910,765	919,886	889,444
Shareholders' equity	114,793	116,408	114,203	115,096	112,601
Performance Ratios (annualized):
Return on average assets	(4.29)%	.14%	.32%	(.91)%	.31%
Return on average equity	(43.45)	1.34	3.19	(9.10)	3.07
Average yield on interest-earning assets	4.04	4.11	4.45	4.23	4.70
Average cost of interest-bearing liabilities	.75	.82	1.07	.85	1.15
Interest rate spread	3.29	3.29	3.38	3.38	3.55
Net interest margin	3.38	3.39	3.49	3.47	3.68
Non-interest expense to average assets	3.72	3.17	3.24	3.59	3.42
Efficiency ratio (1)	96.96	80.50	84.19	87.51	83.70

Cash dividends declared per share	$.01	$.01	$.01	$.04	$.04
Market price per share of common stock for the period ended:
Close	$4.31	$4.34	$5.23	$4.31	$5.23
High	4.89	5.70	5.48	5.90	6.24
Low	4.12	4.34	4.60	4.12	3.02

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. - Page 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Income (loss) before income taxes (benefit)	$(11,935)	$310	$1,150
Provision for loan losses	12,542	2,673	825
Pre-tax, pre-provision earnings	607	2,983	1,975

Add back (subtract):
Net gain on sale of investment securities	(265)	(758)	(233)
Net (gain) loss on sale of other real estate owned	(63)	(266)	168
Other real estate owned related expense, net	906	614	127
Loan collection expense	244	117	160
Severance and retirement compensation expense	1,375	—	17
Pre-tax, pre-provision earnings, as adjusted	$2,804	$2,690	$2,214

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)	.96%	.93%	.77%

		Twelve Months Ended
		December 31, 2011	December 31, 2010
Income (loss) before income taxes (benefit)		$(9,529)	$4,167
Provision for loan losses		17,114	3,877
Pre-tax, pre-provision earnings		7,585	8,044

Add back (subtract):
Net gain on sale of investment securities		(1,715)	(689)
Net (gain) loss on sale of other real estate owned		(2,562)	154
Other real estate owned related expense, net		4,123	1,483
Loan collection expense		714	638
Severance and retirement compensation expense		1,375	545
Pre-tax, pre-provision earnings, as adjusted		$9,520	$10,175

Pre-tax, pre-provision earnings, as adjusted, to average assets		.83%	.92%

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company's financial performance and has provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other assets, and severance and retirement compensation expenses are excluded. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess the Company's ability to generate pre-tax earnings to cover the Company's provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors understanding of the Company's business performance, these operating measures should not be considered as an alternative to GAAP.